EXHIBIT 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-203096 on Form F-3 of our reports dated July 28, 2016, relating to the consolidated financial statements and financial statement schedule of Tata Motors Limited and its subsidiaries (the “Company” or “Tata Motors”) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the convenience translation of the Indian rupee into U.S. dollar amounts), and the effectiveness of Tata Motors’ internal control over financial reporting appearing in the Annual Report on Form 20-F of Tata Motors for the fiscal year ended March 31, 2016.

/s/ Deloitte Haskins & Sells LLP
Mumbai, India
July 28, 2016